Exhibit 10.1

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION

SALE, PURCHASE AND LEASE TERMINATION AGREEMENT

THIS SALE, PURCHASE AND LEASE TERMINATION AGREEMENT (this “Agreement”), entered into as of the 28th day of March, 2007, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation (“Seller”), W2005 KAPALUA/GENGATE HOTEL REALTY, L.L.C., a Delaware limited liability company (“Purchaser”), and W2005 KAPALUA/GENGATE HOTEL HOLDINGS, L.L.C., a Delaware limited liability company (the “Company”).

WITNESSETH:

In consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

Section 1.                                            Sale and Purchase.  Seller, for itself and its successors and assigns, hereby agrees to sell, convey and contribute to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, for the Purchase Price (herein defined) and on and subject to the terms and conditions set forth herein, the following:

(a)                                  Good and marketable title in fee simple to the tracts or parcels of land situated in Maui County, Hawaii more particularly described on Exhibit ”A” attached hereto (collectively, the “Lease Tract”), being the same parcels of land leased by Purchaser from Seller pursuant to that certain Second Amended and Restated Hotel Ground Lease effective as of January 31, 2001 between Seller, as Lessor, and RCK Hawaii, LLC d/b/a RCK Hawaii-Maui, a Delaware limited liability company (“Original Lessee”), as Lessee, the rights of Original Lessee thereunder having been assigned to Purchaser pursuant to that certain Assignment and Assumption of Lessee’s Interest in Ground Lease and Related Agreements dated March 13, 2006, between Original Lessee and Purchaser (said Second Amended and Restated Hotel Ground Lease, as assigned to Purchaser is referred to herein as the “2001 Lease”), together with all rights, appurtenances, mineral rights (if any), rights of utility availability (including water, sanitary sewer and drainage) granted or to be granted by any utility, Maui County or any other governmental authority, all development rights and privileges appurtenant to the Lease Tract, including rights under reciprocal easement agreements or other recorded or unrecorded instruments benefiting the Lease Tract, and rights to any and all adjacent easements, strips, gores, streets, alleys, rights-of-way or waterways thereto;

(b)                                 All buildings and improvements (the “Improvements”) owned by Seller and located on the Lease Tract, if any;

(c)                                  All tangible personal property and fixtures, including all furnishings owned by Seller and situated on, attached to or used in connection with the Lease Tract or Improvements (“Personalty”);

(d)                                 All of Seller’s rights, if any, (including as applicant) under existing Lahaina Project District 1 approvals (other than those with respect to Allocations [hereinafter defined]), Special Management Area permits, other zoning or subdivision approvals, and water, sewer, wastewater and other utility rights that have been issued with respect to the Hotel (hereinafter defined), and the current and future development of the Lease Tract other than the portions of the Lease Tract designated on the map attached as Exhibit ”J” attached hereto (the Lease Tract, exclusive of said portions thereof shown on Exhibit ”J” is referred to herein as the “Hotel Tract”).  All of the foregoing rights described in this Section 1(d) are referred to herein collectively as the “Entitlements”, which term shall not include Seller’s rights under any such approvals or permits to the extent the same benefit lands owned by Seller other than the Lease Tract; and

(e)                                  To the extent not included within paragraphs (a)-(d) above, any and all (i) warranties, guaranties, indemnities and claims, (ii) licenses, permits, governmental approvals and similar documents (and Seller’s rights as applicant with respect thereto and (iii) at no material cost to Seller, plans, drawings, architect’s drawings, blue prints, specifications, site plans, surveys, soil studies, engineering reports and other technical descriptions which relate in any way to the design, ownership, use, leasing, maintenance, service or operation of the Lease Tract, Improvements, Personalty, Entitlements or Allocations.

The above listed items are herein collectively called the “Property”.

Section 2.                                            Lease Termination.  On the Closing Date, Seller and Purchaser shall enter into an agreement, in form and substance satisfactory to Seller and Purchaser (the “Lease Termination”), whereby such parties terminate the 2001 Lease and the rights and obligations of the parties thereunder (except for those rights and obligations that, pursuant to the terms of the 2001 Lease, expressly survive such termination).  Purchaser shall receive a credit against the Closing Payment for any rent and other payments made by Purchaser under the 2001 Lease which relate to any time on or after the Closing Date.  In addition, on the Closing Date, Seller and Purchaser shall execute and acknowledge an instrument, in form and substance satisfactory to Seller and Purchaser (the “Termination of Memorandum of Lease”), whereby the parties acknowledge that the 2001 Lease has been terminated and the parties terminate the Memorandum of Hotel Ground Lease recorded on April 4, 1996 in the Bureau of Conveyances of the State of Hawaii as Document No. 96-046331, relating to the lease ultimately amended and restated by the 2001 Lease.

Section 3.                                            Purchase Price.

(a)                                  As consideration for the sale, conveyance and contribution of the Property, Purchaser shall, at Closing:

(1)                                  for an undivided five sevenths (5/7) interest in the Property, pay Seller $25,000,000 (the “Closing Payment”); and

(2)                                  for an undivided two-sevenths (2/7) interest in the Property (the “Contributed Portion of the Property”), issue to Seller, in the manner prescribed in Section 3(b) below, a limited liability company interest in the Company, consisting of:

(i)                                     a twenty-one and four-tenths percent (21.4%) interest in the profits and initial capital of the Company (the “Equity Interest”); and

(ii)                                  a [*] payment equal to two million five hundred thousand dollars ($2,500,000) (the “[*] Payment”) to be paid, if at all, upon the allocation to Purchaser of the [*] and [*] for (1) the number of [*] (up to [*]) necessary to develop at least

[*] square feet of [*] and (2) designation of up to [*] of the [*] (as depicted on Exhibit “K”) as a “[*]” [*].  If such conveyance does not occur within ten (10) years after the date hereof, Seller’s right to receive the [*] Payment shall terminate.

The consideration described in clauses (1) and (2) above is collectively referred to herein as the “Purchase Price”.

(b)                                 Pursuant to the Deed (hereinafter defined), the Contributed Portion of the Property shall be deemed deeded by Seller directly to Purchaser, which entity is 100% owned by W2005 Kapalua/Gengate Hotel Senior Mezzanine, L.L.C., a Delaware limited liability company (“Senior Mezzanine”), which entity is 100% owned by W2005 Kapalua/Gengate Hotel Mezzanine, L.L.C., a Delaware limited liability company (“Mezzanine”), which entity in turn is 100% owned by the Company.  Notwithstanding anything to the contrary contained in this Agreement, including the use of words and phrases such as “sell”, “sale”, “purchase,” and “pay”, it is the parties’ intent, to the extent that limited liability company interests in the Company are being issued to Seller in exchange for the Contributed Portion of the Property, the transaction shall be treated for federal income tax purposes as the contribution of property by Seller directly to the Company in exchange for limited liability interests in the Company, immediately followed by a contribution by the Company of such property to Mezzanine, immediately followed by a contribution by Mezzanine of such property to Senior Mezzanine, immediately followed by a contribution by Senior Mezzanine of such property to Purchaser, such subsequent contributions by the Company, Mezzanine and Senior Mezzanine effected through the Company’s direction to Seller to deed the Contributed Portion of the Property directly to Purchaser.  For all federal (and to the extent applicable, state and local income and property) tax purposes, Seller, Purchaser and the Company generally shall treat the contribution of the Contributed Portion of the Property as a non-taxable contribution of property by Seller to the Company in exchange for an interest in a partnership under Section 721 of the Internal Revenue Code of 1986, as amended (the portion of the  “Code”), taking into consideration the application of other provisions of the Code, (e.g., Section 707 of the Code) as required by law.

(c)                                  Within one (1) business day after Seller has delivered an executed counterpart of this Agreement to Title Company (hereinafter defined), Purchaser shall deposit with Title Company as Earnest Money wired funds in the amount of $100,000.00, together with such statements as the Title Company may require to enable it to deposit such amount in an interest-bearing account.  Title Company shall deposit such amount in an interest-bearing account with a financial institution satisfactory to Purchaser.  Such amount, together with all interest thereon, is herein called the “Earnest Money.”  The Earnest Money shall be held in escrow and delivered by Title Company in accordance with the provisions hereof.

Section 4.                                            Post-Closing Entitlements, Development and Cooperation.

(a)                                  Entitlements.  Currently, the Entitlements permit the operation of the existing hotel located at the Property that contains 548 hotel rooms (the “Hotel”).  Promptly after the Closing, Seller shall authorize Purchaser to apply for, and shall assist Purchaser in obtaining, Project District Phase II and III approvals and Special Management Area permits for the reconfiguration of the Hotel to contain approximately 470 hotel rooms, up to 107 of which may be sold or leased as individual hotel room condominium units (the “Allocations”).  Notwithstanding the issuance of the Allocations, the maximum number of hotel rooms permitted at the Property shall remain 548, provided Purchaser may utilize such excess Allocations and Entitlements only in connection with the development of hotel rooms (which may include individual hotel room condominium units for sale or lease) that are constructed on or within existing structures on the Property.  Purchaser agrees that it will not request a variance from or waiver, modification or amendment of the Maui County Code Chapter 19.73 (the “Project District Ordinance”), the agreements referenced therein, any Project District approval granted with respect to the Hotel Tract, or a change in zoning without the prior written consent of Seller.  As used herein, the terms “hotel rooms” and “residential units” means such rooms and units, respectively, as referenced in Section 19.73.090.C of the Project District Ordinance.  Seller agrees that until the Allocations are issued, Seller shall retain rooms and other rights sufficient to allow Maui County approval of the Allocations as set forth above.

(b)                                 No Guaranty.  Seller’s grant of authority to Purchaser to pursue the Allocations as set forth in Section 4(a) above is in no event a guaranty that Purchaser will be able to obtain such Allocations, nor is Seller liable for any loss, cost or expenses incurred by Purchaser in connection with the pursuit of such allocations, including without limitation, any loss, costs or expenses incurred by Purchaser in the event such Allocations are not obtained, except to the extent resulting from the breach of any obligation of Seller contained in this Agreement or any of the agreements executed pursuant to or in connection with this Agreement.

(c)                                  General Cooperation. Seller shall cooperate with and actively assist Purchaser, at no material expense to Seller, in formulating, submitting, negotiating and obtaining all approvals,  permits, entitlements and allocations (including, without limitation, those from the State of Hawaii, Maui County and the Lahaina Project District 1) (collectively, the “Condotel Conversion Entitlements”) as are necessary or desirable for Purchaser’s condominiumization of the Hotel, including the conversion of a number of hotel rooms therein  into condominium units for sale or lease (which shall remain “hotel rooms” for purposes of Maui County Code Section 19.73.090.C and shall not be “residential units” for purposes of that ordinance) (all of the foregoing actions are collectively referred to herein as the “Development”).  Such activities by Seller shall include (i) consulting with Purchaser and its agents, consultants and attorneys in formulating plans for the Condotel Conversion Entitlements and Development, (ii)  supporting, and not opposing, issuance of the Condotel Conversion Entitlements and the Development before all applicable bodies, (iii) upon the request of Purchaser, causing the appropriate executive of Seller (to be determined by consultation between Seller and Purchaser, and taking into account the nature and magnitude of the requested services), to promote and provide written and/or verbal indications of support of the Condotel Conversion Entitlements and Development to applicable governmental agencies, divisions and boards and public utility companies including, without limitation, the Maui County Department of Planning, the Maui Planning Commission, the Maui County Department of Public Works and Environmental Management (and said Department’s Land Use and Code Division and Development Services Administration), the Maui County Department of Water Supply, Kapalua Water Company, Ltd., Kapalua Waste Treatment Company, Ltd., the Maui County Council, any appeals boards, any successors to such bodies, and staff of each of the foregoing, upon receipt by Seller of the written request of Purchaser to do so, which request shall specifically identify the parties to whom such communication should be directed, and (iv) promoting issuance of the Condotel Conversion Entitlements and the Development to, and expressing support to, the Kapalua Resort Association, and seeking their support of the issuance of the Condotel Conversion Entitlements and the Development.  All written letters of support shall be submitted to Purchaser for its approval in writing prior to dissemination.  Notwithstanding any provision of this Agreement, Seller shall have no authority to bind Purchaser in connection with any matter relating to the Condotel Conversion Entitlements or Development, or to purport to be authorized to do so.  All Condotel Conversion Entitlements and similar items shall be made and issued only in the name of Purchaser.

(d)                                 Additional Actions.  In addition to the actions described in paragraphs (a) and (c) above, Seller agrees that it will, upon the written request of Purchaser, support and promote, and provide general written and/or verbal indications of support and promotion of, the Condotel Conversion Entitlements and Development with neighboring landowners, community groups, local organizations, and other influential groups.

(e)                                  Owner’s Policy.  If and to the extent Purchaser maintains such a policy, Seller shall receive Owner’s Policy and Corporate Rate treatment at the Hotel on the same terms and conditions as Purchaser and its affiliates.

(f)                                    Spa.  Purchaser will consider entering into a membership and usage agreement with Seller for the Kapalua Bay Spa, whether or not Purchaser proceeds with a spa expansion to the Property.  Seller agrees that it will not oppose the expansion to the spa at Purchaser’s Property so long as the same is done substantially in compliance with the plans proposed therefor by SB Architects and delivered to Seller on December 7, 2006 via the SMA Major submittal to the County of Maui.

(g)                                 Survival.  The provisions of this Section shall survive the Closing.

Section 5.                                            Seller’s Representations, Warranties and Covenants.

(a)                                  Seller hereby represents and warrants to, and covenants with, Purchaser and the Company that:

(1)                                  This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(2)                                  Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Hawaii.

(3)                                  Seller has the full right, power and authority to execute, deliver and perform its obligations under this Agreement and to convey the Property to Purchaser, all without the necessity of obtaining any consent or approval of, or the taking of any other action with respect to, any third parties.  The Property does not constitute all or substantially all of the assets of Seller.

(4)                                  Seller has good and marketable title in fee simple to the Property, and all parts thereof, free and clear of all liens or encumbrances of any kind (except for Permitted Encumbrances [herein defined]) and no other party has any right to acquire all or any portion of the Property.

(5)                                  Other than the 2001 Lease, Seller has not entered into any leases, franchises, licenses, occupancy agreements, or other agreements (whether written or oral) demising space in, or otherwise similarly affecting or relating to, the Lease Tract or the Improvements (“Leases”).

(6)                                  Other than the 2001 Lease, neither Seller nor the Property is bound by any contracts or agreements, such as maintenance, service or utility contracts (“Property Agreements”) which relate in any way to the design, ownership, use, leasing, maintenance, service or operation of the Property.

(7)                                  No materially adverse action, suit, proceeding (including any condemnation proceeding), or notice of violations or deficient condition is pending or threatened (i) against Seller which would impair the ability of Seller to consummate the transactions contemplated hereby or (ii) against the Property.

(8)                                  After the date hereof, Seller shall (i) not enter into any Lease, Property Agreement, or agreement or instrument which would constitute an encumbrance of the Property or which would be outside the normal scope of maintaining and operating the Property, without the prior written consent of Purchaser, (ii) not remove any item of the Personalty from the Lease Tract or Improvements unless it is replaced with an item of at least equal value that is properly suited for its intended purpose and (iii) afford Purchaser and its representatives the continuing right to inspect, at reasonable hours, the Property and any and all books, records, contracts and other documents or data pertaining to the ownership, operation or maintenance of the Property.

(9)                                  To the best knowledge of Seller, the Property is not in violation of or subject to any existing, pending or threatened investigation or inquiry by any federal, state or local governmental authority, nor is the Property subject to any remedial obligations under the Resource Conservation and Recovery Act, as amended (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendment and Reauthorization Act of 1986, as amended (“SARA”), or any other federal, state or local environmental law, regulation or ordinance.  Without limiting the generality of the foregoing, to the best knowledge of Seller, no solid waste, toxic substance, contaminated material, asbestos, oil or petroleum products or other substances within the scope of any federal, state or local environmental law or ordinance, including RCRA, CERCLA and SARA, has been disposed of or otherwise released on or to the Property.  To the best knowledge of Seller, no pollutants or effluents have been discharged from the Property into any water source or system, including without limitation, the surface or subsurface waters of the Property.  To the best knowledge of Seller, no emissions have been discharged from the Property into the air which would require a permit under the Federal Water Pollution Control Act, as amended, or the Clean Air Act, as amended, or any other federal, state or local environmental law, regulation or ordinance.  To the best knowledge of Seller, no underground storage tanks are located on or under the Property.

(10)                            To the best knowledge of Seller, no portion of the Property has ever been used as a landfill, dump, or site for injection wells, and Seller shall not use or permit any portion of the Property to be used for any such purpose.

(11)                            Seller owns the Entitlements, and no other person has the right to acquire all or any rights under any of the Entitlements.  Seller has the full right, power and authority to assign the existing Entitlements to Purchaser without the necessity of obtaining any consent or approval of, or the taking of any other action with respect to, any governmental authority or other third party, other than those for which consent will be obtained at or prior to Closing.  Seller agrees that it will not request any governmental authority to enact any change to the Project District Ordinance that would affect the Property without the prior written consent of Purchaser.

(12)                            Seller shall not record any allocations or other entitlements affecting the Property prior to the Closing without the prior written consent of Purchaser.

(b)                                 The provisions of this Section shall survive the Closing.

Section 6.                                            Purchaser’s Representations, Warranties and Covenants.

(a)                                  Purchaser hereby represents and warrants to, and covenants with, Seller that:

(1)                                  This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Purchaser, enforceable against Seller in accordance with its terms.

(2)                                  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(3)                                  Purchaser has the full right, power and authority to execute, deliver and perform its obligations under this Agreement, all without the necessity of obtaining any consent or approval of, or the taking of any other action with respect to, any third parties.

(4)                                  To the best knowledge of Purchaser, the Property is not in violation of or subject to any existing, pending or threatened investigation or inquiry by any federal, state or local governmental authority, nor is the Property subject to any remedial obligations under RCRA, CERCLA, SARA, or any other federal, state or local environmental law, regulation or ordinance.  Without limiting the generality of the foregoing, to the best knowledge of Purchaser, no solid waste, toxic substance, contaminated material, asbestos, oil or petroleum products or other substances within the scope of any federal, state or local environmental law or ordinance, including RCRA, CERCLA and SARA, has been disposed of or otherwise released on or to the Property.  To the best knowledge of Purchaser, no pollutants or effluents have been discharged from the Property into any water source or system, including without limitation, the surface or subsurface waters of the Property.  To the best knowledge of Purchaser, no emissions have been discharged from the Property into the air which would require a permit under the Federal Water Pollution Control Act, as amended, or the Clean Air Act, as amended, or any other federal, state or local environmental law, regulation or ordinance.  To the best knowledge of Purchaser, no underground storage tanks are located on or under the Property.

(5)                                  No materially adverse action, suit or proceeding is pending or threatened against Purchaser which would impair the ability of Purchaser to consummate the transactions contemplated hereby.

(6)                                  After the date hereof and through Closing or earlier termination of this Agreement, Purchaser shall maintain all insurance required to be maintained by it pursuant to the 2001 Lease.

(7)                                  Prior to Closing or earlier termination of this Agreement, Purchaser will not make any material alterations to the Hotel or remove any material amount of personal property therefrom (unless the personal property so removed is promptly replaced with personal property of similar quality and utility).

(b)                                 The provisions of this Section shall survive the Closing.

Section 7.                                            Title Commitment and Survey.

(a)                                  Purchaser, at its sole cost and expense (except as set forth in clause (2) below), shall have the option to obtain the following:

(1)                                  An ALTA Commitment for Title Insurance (the “Title Commitment”) from First American Title Company, Inc. (the “Title Company”), 1177 Kapiolani Blvd., Honolulu, Hawaii 96814, Attention:  Zelma Osborne, setting forth the status of title of the Lease Tract, and showing all liens, claims, encumbrances, rights-of-way, reservations, restrictions, outstanding mineral interests, and other matters, if any, relating to the Lease Tract.

(2)                                  A survey of the Lease Tract and the Improvements (the “Survey”).

(3)                                  Current searches (the “UCC Searches”), reflecting all UCC-1 filings which relate to the Property and which reflect Seller, or any other person who has owned the Lease Tract within the last five (5) years, as “Debtor”.

(b)                                 If the Title Commitment, Survey or the UCC Searches, or any update of the Title Commitment, Survey or UCC Searches, shows that the Property is subject to any lien, claim, encumbrance, reservation, restriction or other matter of whatsoever nature other than the Permitted Encumbrances (all liens, claims, encumbrances, reservations, restrictions and other matters that affect the Property herein being called the “Encumbrances”), then Purchaser shall have the right to terminate this Agreement at any time prior to Closing and receive a return of the Earnest Money.  As used herein, the term “Permitted Encumbrances” shall mean those items listed on Exhibit ”C” attached hereto.  Seller shall not place, or allow to be placed, any Encumbrance of any nature against or relating to the Property between the date hereof and the Closing Date.  In the event any such Encumbrance is placed against or otherwise becomes relative to the Property between the date hereof and the Closing Date, or in the event any Encumbrance that constitutes a monetary lien exists against the Property, then notwithstanding the other provisions of this paragraph, Seller, at its sole cost and expense, shall cure or remove such Encumbrance and shall deliver within thirty (30) days of the date such Encumbrance is placed against or otherwise becomes relative to the Property an amended Title Commitment, Survey and UCC Search reflecting the cure of such Encumbrance (in which event, if necessary, the Closing shall be delayed for an equivalent period of time).

(c)                                  If Seller refuses or fails to cause any Encumbrance (other than a Permitted Encumbrance) to be removed or cured, or Seller gives notice to Purchaser that Seller will not cause such Encumbrance to be removed or cured, then Purchaser shall have the right, as its exclusive right and remedy, to either:

(1)                                  unilaterally extend the date for the Closing to afford Seller additional time within which to cure such Encumbrance (without prejudice to the later exercise of Purchaser’s rights set forth in clause (2) of this paragraph); or

(2)                                  terminate this Agreement by giving Seller written notice thereof within three (3) business days of its receipt of written notice from Seller electing not to remove or cure such Encumbrance, in which event neither party hereto shall have any further rights, duties, liabilities or obligations hereunder and Title Company shall deliver the Earnest Money to Purchaser free of any claims by Seller.

Section 8.                                            Closing.

(a)                                  The closing (the “Closing”) of the conveyance of the Property to Purchaser and the issuance of the Equity Interest to Seller shall occur on a date agreed to by Seller and Purchaser, but in no event later than the day that is five (5) business days after the date hereof.  The date on which the Closing actually occurs is herein called the “Closing Date”.  The Closing shall occur in the offices of Title Company.

(b)                                 At the Closing, the following shall occur:

(1)                                  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

(i)                                     A Warranty Deed With Reservations and Covenants (the “Deed”) in the form of Exhibit “I” attached hereto, fully executed and acknowledged by Seller.

(ii)                                  A Bill of Sale and Assignment in a form satisfactory to Seller and Purchaser, fully executed by Seller, conveying and transferring to Purchaser all of the Personalty and Entitlements, and the Property described in Section 1(f) hereof, subject only to the Permitted Encumbrances, and reaffirming all warranties made by Seller herein with respect to such Property.

(iii)                               The Lease Termination, executed by Seller.

(iv)                              The Termination of Memorandum of Lease, executed and acknowledged by Seller.

(v)                                 A [*] Agreement (the “[*] Agreement”) in the form attached as Exhibit ”B” hereto, executed by Seller.

(vi)                              The originals of all instruments and documents comprising the Property.

(vii)                           Certification contemplated by Section 1445 of the Internal Revenue Code whereby an authorized officer of Seller certifies to Purchaser that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or other foreign person (as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder).

(viii)                        An affidavit sworn to by Seller to the effect that Seller is a “resident person” as that term is defined in Hawaii Revised Statutes (“HRS”) Section 235-68, and setting forth the U.S. taxpayer identification number Seller as required under HRS.

(ix)                                A certificate executed by Seller certifying that (A) all the representations and warranties of Seller contained herein are true and correct as of the Closing Date and (B) no litigation is pending or, to the knowledge of Seller, threatened, which, if adversely determined, could reasonably be expected to have a material adverse effect on the Property.

(x)                                   A Second Amended and Restated Limited Liability Company Agreement of the Company (the “Restated LLC Agreement”), in the form of Exhibit ”D” attached hereto, executed by Seller.

(xi)                                An [*] Agreement (the “[*] Agreement”) in the form of Exhibit ”E” attached hereto, executed by Seller.

(xii)                             A Memorandum of [*] Agreement (the “Memorandum”), in the form of Exhibit ”F” attached hereto, executed and acknowledged by Seller.

(xiii)                          A Declaration of Covenants, Conditions and Restrictions With Authorization of Time Share and Transient Vacation Rentals (the “Restrictions and Covenants Agreement”), in the form of Exhibit ”G” attached hereto, executed by Seller.

(xiv)                         A Second Amended and Restated Golf Course Use Agreement (the “Golf Course Use Agreement”), in the form of Exhibit ”H” attached hereto, executed by Seller.

(xv)                            Such other instruments as may be required by Purchaser or Title Company to effectuate the consummation of the transaction contemplated hereby.

(2)                                  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller the following:

(i)                                     Good funds in the amount of the Closing Payment, adjusted as described herein.

(ii)                                  The Lease Termination, executed by Purchaser.

(iii)                               The Termination of Memorandum of Lease, executed and acknowledged by Purchaser.

(iv)                              The [*] Agreement, executed by the Company.

(v)                                 A certificate executed by Purchaser certifying that (A) all the representations and warranties of Seller contained herein are true and correct as of the Closing Date and (B) no litigation is pending or, to the knowledge of Purchaser, threatened, which, if adversely determined, could reasonably be expected to have a material adverse effect on the Hotel or Purchaser.

(vi)                              The Restated LLC Agreement, executed by all of the members of the Company (other than Seller).

(vii)                           The [*] Agreement, executed by the Company.

(viii)                        The Memorandum, executed and acknowledged by Purchaser.

(ix)                                The Restrictions and Covenants Agreement, executed by Purchaser.

(x)                                   The Golf Course Use Agreement, executed by Purchaser and The Ritz-Carlton Hotel Company, L.L.C.

(3)                                  Seller shall cause the status of title to the Lease Tract and Improvements to be sufficient for Purchaser to obtain, at its sole cost and expense if it determines to so obtain, an ALTA Owner Policy of Title Insurance (the “Owner Policy”) insuring that Purchaser is the owner of the Lease Tract and Improvements, subject only to the Permitted Encumbrances and the standard printed exceptions, the exception for taxes limited to the year in which the Closing occurs and subsequent years, and containing such endorsements thereto as Purchaser may require.

(4)                                  Title Company shall apply the Earnest Money to the Closing Payment.

(c)                                  Adjustments shall be made to the Closing Payment whereby (1) Seller receives the benefit of all accrued and unpaid Percentage Rent (as defined under the 2001 Lease) calculated on Gross Revenue (as defined under the 2001 Lease) through the Closing Date and (2) Purchaser receives the benefit of prepaid rent and other obligations for which Purchaser is to receive a credit pursuant to Section 2 hereof.  Purchaser and Seller acknowledge and agree that the Company shall be responsible for the payment of its attorney fees, all title examination fees, title insurance premiums, title company escrow fees, recording costs of the Deed and any other recorded documents, conveyance taxes, if any, sales taxes, if any, and survey costs in connection with Purchaser’s acquisition of the Property.  Seller shall be responsible for the payment of its attorneys’ fees.  In addition, all normal and customarily proratable items including, without limitation, real property taxes, shall be prorated as of 12:01 a.m., Hawaii time, on the Closing Date.  If the actual amounts to be prorated are not known on the Closing Date, then the prorations shall be made on the basis of the best evidence then available, and thereafter, when actual figures are received, a cash settlement will be made between Seller and Purchaser with the result that Seller shall pay for and receive the benefit of those items attributable to the period of time prior to the Closing Date and Purchaser shall pay for and receive the benefit of those items attributable to the period of time beginning with the Closing Date.

(d)                                 Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, except for the Permitted Encumbrances.

(e)                                  The provisions of this Section shall survive the Closing.

Section 9.                                            Indemnities.

(a)                                  SELLER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS PURCHASER AND THE COMPANY, AND THEIR RESPECTIVE MEMBERS, PARTNERS, OFFICERS, DIRECTORS AND VENTURERS, FROM AND AGAINST ANY CLAIM, DEBT, LOSS, COST, AWARD, JUDGMENT, LIABILITY, CHARGE AND/OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) ARISING FROM OR RESULTING FROM SELLER’S OWNERSHIP OF THE PROPERTY (OTHER THAN THOSE RESULTING FROM A BREACH OF PURCHASER’S OBLIGATIONS UNDER THE 2001 LEASE OR THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF PURCHASER OR THE COMPANY) TO THE EXTENT THE SAME ARE BASED ON ACTIONS OR OMISSIONS TAKEN OR OMITTED TO BE TAKEN PRIOR TO THE CLOSING.

(b)                                 PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND ITS OFFICERS AND DIRECTORS FROM AND AGAINST ANY CLAIM, DEBT, LOSS, COST, AWARD, JUDGMENT, LIABILITY, CHARGE AND/OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) RESULTING FROM PURCHASER’S OWNERSHIP OF THE PROPERTY (OTHER THAN THOSE RESULTING FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SELLER AND THOSE THAT RESULT FROM SELLER’S MEMBERSHIP INTEREST IN THE COMPANY OR ITS INDIRECT OWNERSHIP OF PURCHASER) TO THE EXTENT THE SAME ARE BASED ON ACTIONS OR OMISSIONS TAKEN OR OMITTED TO BE TAKEN AFTER THE CLOSING.

Section 10.                                      Commissions and Consulting Fees.  Each party will pay all brokerage fees and commissions with respect to the transactions contemplated by this Agreement for which it is responsible.  EACH PARTY HERETO HEREBY AGREES TO DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER PARTY, AND ITS RESPECTIVE MEMBERS, PARTNERS, OFFICERS, DIRECTORS AND VENTURERS FROM AND AGAINST ANY CLAIM BY THIRD PARTIES THROUGH THE INDEMNIFYING PARTY FOR BROKERAGE, COMMISSION, FINDERS OR OTHER FEES RELATIVE TO THIS AGREEMENT, THE SALE OF THE PROPERTY OR THE ISSUANCE OF THE EQUITY INTEREST, AND ANY COURT COSTS, ATTORNEYS’ FEES OR OTHER COSTS OR EXPENSES ARISING THEREFROM.  The provisions of this Section shall survive the Closing.

Section 11.                                      Remedies.

(a)                                  If Purchaser fails to perform any of its obligations hereunder either prior to or at the Closing for any reason other than Seller’s default or Seller’s failure to tender performance of its obligations hereunder, then Seller, as its exclusive right and remedy, shall have the right to terminate this Agreement and the rights and the obligations of the parties under this Agreement by giving Purchaser written notice thereof at any time at or prior to the Closing, in which event neither party shall have any further rights, duties, liabilities or obligations hereunder and Title Company shall deliver the Earnest Money to Seller as liquidated damages free of any claims by Purchaser.

(b)                                 If Seller fails to perform any of its obligations and covenants hereunder either prior to or at the Closing for any reason other than Purchaser’s failure to tender performance of its obligations hereunder and a specific remedy for such failure of Seller is not provided in another provision of this Agreement, or if any of the representations or warranties made by Seller hereunder are false or misleading in any respect, then Purchaser, as its sole remedy, shall have the right to either:

(1)                                  acquire the Property in accordance with the terms of this Agreement, in which event Seller’s failure shall be deemed waived; or

(2)                                  terminate this Agreement by giving written notice thereof to Seller at or prior to the Closing, in which event neither party hereto shall have any further rights, duties, liabilities or obligations hereunder and Title Company shall deliver the Earnest Money to Purchaser free of any claims by Seller; or

(3)                                  seek specific performance of the obligations of Seller under this Agreement.

Section 12.                                      Destruction, Damage or Condemnation Prior to the Closing.

(a)                                  If, prior to the Closing, the Property is destroyed or damaged to any material extent, then Purchaser shall have the option, which must be exercised by it within ten (10) business days after such destruction or damage (and the Closing shall be delayed for an equivalent period of time), to terminate this Agreement by giving written notice thereof to Seller within such ten (10) business day period, or to proceed with the Closing.  If Purchaser elects to proceed with the Closing, then there shall be no reduction in the Purchase Price, but Purchaser shall be entitled to any and all insurance proceeds previously paid or payable to Seller as a result of such damage (plus the amount of any deductible maintained by Seller with respect to any such policy) and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser, at the Closing, all of Seller’s rights to such proceeds.  Damage to or destruction of the Property shall be deemed material if the Property cannot be repaired or replaced within two hundred seventy (270) days after such destruction or damage occurs for a cost of Nine Million Dollars ($9,000,000) or less.  In the event such damage or destruction was uninsured or underinsured, and Purchaser elects to proceed with the Closing, the Closing Payment payable by Purchaser at the Closing shall be reduced by the amount the cost necessary to repair or replace such damage or destruction (as reasonably determined by Purchaser) exceeds the sum of (x) the amount of insurance proceeds payable with respect to such damage or destruction plus (y) the amount of such deductible.

(b)                                 If, prior to the Closing, all or any portion of the Property is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by private purchase in lieu thereof, and the taking would prevent or interfere with Purchaser’s proposed use of the Property, then Purchaser shall have the option, which must be exercised by it within ten (10) business days after its receipt of written notice from Seller advising Purchaser of such taking (which notice Seller hereby agrees to give to Purchaser within three [3] business days of notice thereof to Seller) (and the Closing shall be delayed for an equivalent period of time), to terminate this Agreement by giving written notice thereof to Seller within such ten (10) business day period, or to proceed with the Closing.  If Purchaser elects to proceed with the Closing, there shall be no reduction in the Purchase Price, but Purchaser shall be entitled to any and all amounts payable as a result of such taking, including any condemnation award or amounts paid in lieu of such award.

(c)                                  If Purchaser terminates this Agreement pursuant to this Section, then neither party hereto shall have any further rights, duties, liabilities or obligations hereunder, and Title Company shall deliver the Earnest Money to Purchaser free of any claims by Seller.

Section 13.                                      Further Assurances.  Seller agrees that it will execute from time to time, upon the request of Purchaser, such documents, instruments, certificates and notices sufficient to assign, and evidence the assignment of, the Property to Purchaser, and to give notice and confirmation of such assignment to all governmental agencies and other persons as Purchaser may request.

Section 14.                                      Assigns.  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns.  Purchaser shall have the right to assign its rights hereunder to any person or entity controlling, controlled by or under common control with Purchaser, without the necessity of obtaining the prior consent of Seller.

Section 15.                                      Notices.  Any notice provided or permitted to be given under this Agreement must be in writing and shall be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party; by telecopy; or by any recognized overnight courier service (such as Federal Express or UPS) which requires the receiver of such notice to acknowledge receipt in writing.  Notice given in accordance herewith shall be effective upon receipt at the address of the addressee.  For purposes of notice, the addresses of the parties shall be as follows:

If to Purchaser, to:	W2005 Kapalua/Gengate Hotel Realty, L.L.C.
c/o Gencom Group
801 Brickell Avenue, Penthouse 2
Miami, Florida 33131
Attention: Karim Alibhai

with a copy to:	Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201-4761
Attention: Clifford J. Risman

If to the Company, to:	W2005 Kapalua/Gengate Hotel Holdings, L.L.C.
c/o Gencom Group
801 Brickell Avenue, Penthouse 2
Miami, Florida 33131
Attention: Karim Alibhai

with a copy to:	Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201-4761
Attention: Clifford J. Risman

If to Seller, to:	Maui Land & Pineapple Company, Inc.
P.O. Box 187
120 Kane Street
Kahului, Hawaii 96733-6681
Attention: Mr. Robert Webber

with a copy to:	Teel, Palmer & Roeper, LLP
11455 El Camino Real, Suite 300
San Diego, California 92130
Attention: Dean E. Roeper, Esq.

Either Seller or Purchaser may change its address for the purpose of giving notice hereunder by giving the other party notice thereof in accordance with the provisions of this Section.

Section 16.                                      1031 Exchange.  Purchaser and Seller acknowledge that either party may wish to structure the transaction contemplated in this Agreement as a tax-deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code (“Exchange”).  Each party agrees to reasonably cooperate with the other to effect any such Exchange, provided, however, that (i) the cooperating party shall not be required to acquire or take title to any exchange property, (ii) the cooperating party shall not be required to incur any expense, including attorneys’ fees, or liability whatsoever in connection with any such exchanges, including, without limitation, any obligation for the payment of any escrow, title, brokerage, or other costs incurred with respect to the Exchange, (iii) no substitution of the effectuating party shall release that party from any of the obligations, warranties, or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor, (iv) the effectuating party shall give the cooperating party at least five (5) business days prior notice of the proposed changes required to effect such Exchange and the identity of any party to be substituted in the escrow, (v) the effectuating party shall be responsible for preparing all additional agreements, documents, and escrow instructions (collectively, the “Exchange Documents”) required by any such Exchange, at its sole cost and expense, and (vi) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations, and other considerations relating to the proposed Exchange, the Exchange Documents, and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction arising by reason of the cooperating party’s performance of the acts required hereby.

Section 17.                                      Modification.  No modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound.

Section 18.                                      Exhibits.  All exhibits are fully incorporated herein by this reference for all purposes.

Section 19.                                      Attorney’s Fees.  Each party shall pay its own attorney’s fees in connection with the preparation, review and negotiation of this Agreement, the preparation, review and negotiation of all closing documents and the administration of the Closing.  If any party defaults in its obligations hereunder, the defaulting party shall pay the reasonable attorney’s fees and court costs incurred by the other party in order to enforce its rights hereunder.  The provisions of this Section shall survive the Closing.

Section 20.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

Section 21.                                      Time of Essence.  Time is of the essence under this Agreement.

Section 22.                                      Waiver.  No waiver of any default of or noncompliance with any provision, covenant, condition, obligation or requirement imposed hereby which may be given or suffered by one party to the other shall operate as, or be construed to constitute, a waiver of any subsequent default of or noncompliance with any such provision, covenant, condition, obligation or requirement or of any default of or any noncompliance with any provision, covenant, condition, obligation or requirement hereof.

Section 23.                                      Miscellaneous.  This Agreement may be executed in any number of identical counterparts.  Seller, Purchaser and the Company agree that signatures to this Agreement transmitted in .pdf format via e-mail, or via facsimile, shall be considered valid and enforceable.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.  Whenever the singular number is used herein, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

Section 24.                                      Automatic Termination.  This Agreement shall terminate automatically on March       , 2007, without any action required on the part of any party hereto unless on or before 5:00 p.m. Hawaii time on such date one fully executed counterpart of this Agreement has been delivered to Title Company.

Section 25.                                      Date Hereof.  For purposes herein, the terms “the date hereof” or “the date of this Agreement” shall mean the date Title Company acknowledges receipt of an original counterpart of this Agreement executed by Seller and Purchaser.

Section 26.                                      Calculation of Time Periods.  If any date herein set forth for the performance of any obligation by Seller, Purchaser or the Company or for the delivery of any instrument or notice herein provided should be on a Saturday, Sunday, or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in Honolulu, Hawaii, for observance thereof.

Section 27.                                      Entire Agreement.  This Agreement, together with the Restated LLC Agreement and the [*] Agreement, sets forth the entire agreement among Seller, Purchaser and the Company relating to the Property and the Equity Interest, and all prior negotiations, letters of intent or agreements are merged herein.

Section 28.                                      Confidentiality.

(a)                                  Each of Seller, Purchaser and the Company shall keep the terms and conditions of this Agreement and all information revealed to it pursuant to this Agreement (collectively, the “Confidential Information”) (other than Confidential Information which is a matter of public knowledge or is provided in other sources available to the public) strictly confidential; provided, however, that any such Confidential Information may be disclosed (1) if required as provided in paragraph (b) below, (2) in any dispute between or among Purchaser, Seller and/or the Company, and (3) to members, managers, partners, directors, officers or employees of the parties and their respective consultants, outside counsel, advisors, accounting firms and other persons required by law (hereinafter collectively referred to as “Privileged Representatives”), only on a need to know basis for the purposes contemplated hereby.  All Privileged Representatives of a party shall be directed by such party to treat Confidential Information in the strictest confidence, subject to the foregoing permitted disclosures.

(b)                                 In the event that Seller, Purchaser, the Company, or one of their Privileged Representatives, becomes legally compelled to disclose any Confidential Information, the compelled party shall provide the other parties with prompt notice so that the other parties, at their sole option, may seek a protective order or other appropriate remedy.  The compelled party shall furnish only the portion of the Confidential Information which is legally required and will request that confidential treatment will be accorded the Confidential Information.

(c)                                  The provisions of this Section shall survive the Closing.

EXECUTED as of the date first set forth above.

MAUI LAND & PINEAPPLE COMPANY, INC.

By:	/S/ RYAN CHURCHILL
	Name:	RYAN CHURCHILL
	Title:	SENIOR VICE PRESIDENT

By:	/S/ ROBERT I. WEBBER
	Name:	ROBERT I. WEBBER
	Title:	CHIEF FINANCIAL OFFICER & SENIOR
VICE PRESIDENT

“SELLER”

[SIGNATURE PAGE TO SALE, PURCHASE AND LEASE TERMINATION AGREEMENT]

W2005 KAPALUA/GENGATE HOTEL REALTY,

L.L.C., a Delaware limited liability company

By:                              W2005 Kapalua/Gengate Hotel Senior Mezzanine,
L.L.C., a Delaware limited liability company, Its
Managing Member

By:                              W2005 Kapalua/Gengate Hotel Mezzanine,
L.L.C., a Delaware limited liability company, Its
Managing Member

By:                              W2005 Kapalua/Gengate Hotel
Holdings, L.L.C., a Delaware limited
liability company, Its Managing
Member

By:                              Gengate Kapalua
Holdings GP, LLC, a
Member

By:                              Gencom Kapalua GP,
LLC, Its Managing
Member

By:	/S/ GREG DENTON
Greg Denton,
Its Vice President

“PURCHASER”

[SIGNATURE PAGE TO SALE, PURCHASE AND LEASE TERMINATION AGREEMENT]

W2005 KAPALUA/GENGATE HOTEL HOLDINGS, L.L.C.

By:                              Gengate Kapalua Holdings GP, LLC, a Member

By:                              Gencom Kapalua GP, LLC, Its

Managing Member

By:	/S/ GREG DENTON
Greg Denton,
Its Vice President

“COMPANY”

[SIGNATURE PAGE TO SALE, PURCHASE AND LEASE TERMINATION AGREEMENT]

EXHIBITS

Exhibit A	Lease Tract
Exhibit B	[*] Agreement
Exhibit C	Permitted Encumbrances
Exhibit D	Restated LLC Agreement
Exhibit E	[*] Agreement
Exhibit F	Memorandum
Exhibit G	Restrictions and Covenants Agreement
Exhibit H	Golf Course Agreement
Exhibit I	Deed
Exhibit J	Map of Lease Tract Showing [*] Tract
and Lease Tract Portion of [*] Site
Exhibit K	Map of [*]